Articles of Association of Agriculture Technology (Liaoning) Co., Ltd

These Regulations are formulated in accordance with the Company Law of the People's Republic of China and the relevant laws and regulations. If these articles of association conflict with national laws and regulations, national laws and regulations shall prevail.

Chapter I Company Name and

Residence Article 1 Company Name: Wu Nong

Technology (Liaoning) Co., Ltd

Company domicile :1183 Anhai Road, Qianshan District, Anshan City, Liaoning Province

Chapter II Scope of

Business Article 3 Scope and Methods of

Business:

Licensing items: food production, food import and export, goods import and export, food business (selling bulk food), food business (selling prepackaged food), alcohol business, health food sales, special medical use formula food sales, infant formula milk powder sales, veterinary drug business, forest seed production, crop seed management, major crop seed production, fertilizer production, pesticide retail, pesticide wholesale, Internet information services

Only after the approval of the department can business activities be carried out, and the specific business items shall be subject to the examination and approval results)

Genera

l projects: software development, technical services, technology development, technical advice, technology exchange, technology transfer

Marketing, technical promotion, Internet marketing (except for sale of goods subject to licensing), advertising production, advertising distribution (non-radio,

television, press and publication units), advertising design, agency, wholesale of aquatic products, fruit cultivation, vegetable cultivation, spice crop cultivation, horticultural production, grain cultivation, aquatic plant cultivation, educational advisory services (excluding approved education and training activities), mechanical equipment sales, hardware retail sales, building materials sales, electronic products sales, office equipment consumables manufacturing, camera and equipment manufacturing, computer hardware and software and auxiliary equipment retail, personal hygiene products sales, Sales of chemical products (excluding licensed chemical products), retail of sporting goods and equipment, sale of needle textiles, retail of clothing and clothing, sale of daily necessities, sale of furniture, retail of jewelry, sale of type II medical devices, sale of feed raw materials, feed additives

Sales, fresh fruit retail, fresh vegetables retail, household appliances sales, edible agricultural products retail, watch sales, glasses sales (excluding contact lenses), toy sales, general goods warehousing services (excluding dangerous chemicals and other items subject to licensing approval), fertilizer sales, initial processing of edible agricultural products, agricultural scientific research and experimental development, production, sale, processing, transportation, storage and other related services of agricultural products, domestic trade agents, purchase of primary agricultural products (in addition to projects subject to approval in accordance with the law, independent business activities in accordance with the business license)

Chapter III the registered

capital of a company Article 4 the registered

capital of a company is RMB 8.88 million.

Article 5 the registered capital of a company shall be subscribed.

Article 6 The company issues a capital contribution certificate to the shareholders, recording the shareholders' capital contribution and its changes. In the full transfer of equity, the dissolution of the company by the company to collect equity certificates.

Article 7 Where a company reduces its registered capital, it shall apply for change registration 45 days after the date of the announcement, and shall submit to the newspaper the relevant certificate of the company's notice of reduction of registered capital and the statement of the company's debt settlement or debt guarantee.

Chapter IV Name or Name of

Shareholders Article 8 A company shall keep a

register of shareholders.

Article 9 The name or name of the

shareholders is as follows: Wu Nong

Technology (Shenzhen) Co., Ltd

Chapter V Method of Shareholder's Capital Contribution, Capital Contribution and Duration of Capital Contribution

Article 10 The Shareholder's subscription mode of capital contribution, capital contribution amount and time limit of capital contribution:

Total amount (10,000 yuan)	Currency amount (10,000 yuan)	Amount of real assets (10,000 yuan)	Amount of intangible assets (10,000 yuan)	Other amounts (10,000 yuan)	Balance payment period

CHAPTER VI THE INSTITUTIONS OF THE COMPANY AND ITS FOREIGNING METHODS, RULES and Rules of Procedure

Article 11 Shareholders exercise the following functions and powers:

(1) To determine the business policy and investment plan of the company;

(2) to elect and replace directors and supervisors who are not represented by staff representatives and to decide on matters concerning remuneration of directors and supervisors;

(3) Consideration of the approval of the report of the Board;

(4) to examine and approve the report of the board of supervisors or supervisors;

(5) To consider and approve the company's annual financial budget and final accounts;

(6) Consideration of the approval of the company's profit distribution and loss recovery programmes;

(7) Resolution on the increase or decrease of the registered capital of the company;

(8) Resolution on the issuance of corporate bonds;

(9) To make a resolution on the merger, division, dissolution, liquidation or change of form of the company;

(10) Amendment of the articles of association;

(11) Other functions and powers as stipulated in the articles of association.

Article 12 shareholders are the highest right holders of the company.

Article 13 Shareholders shall exercise the decisions listed in Article 11 in writing and shall be signed and placed in the company.

Article 14 A company shall not have a board of directors, but an executive director.

(i) Name of Executive Director: Yu Ze

(2) Method of generation: appointed by shareholders.

(iii) Mandate:

（1） Work under the leadership of shareholders;

（2） (b) Implementing the decisions of shareholders;

（3） Develop business plans and investment plans;

(4) Formulate the company's annual financial budget plan, final accounts plan;

(5) Develop the company's profit distribution plan and make up for the loss plan;

(6) (b) Develop programmes for companies to increase or reduce registered capital and issue corporate bonds;

（7） To draw up a plan for the merger, division, dissolution or change of form of a company;

（8） To decide the setting up of the internal management organization of the company;

（9） Develop the company's basic management system;

（10） Other functions and powers stipulated in the articles of association.

(4) Duration of each term of office: three years, the term of office expires, may be re-elected or re-employed. Article 15 A company shall have a manager who shall be responsible to the shareholders.

(1) Method of generation: by the appointment of shareholders;

(ii) Authority:

（1） Presided over the production and management of the company, organized the implementation of shareholder decisions;

（2） Organize and implement the company's annual business plan and investment plan;

（3） Draw up the internal management organization setup plan;

（4） Draw up the basic management system of the company;

（5） (a) To formulate specific regulations for the company;

（6） To request the appointment or dismissal of the company's deputy manager or financial officer;

（7） To decide on the appointment or dismissal of persons in charge of management other than those to be appointed or dismissed by shareholders or executive directors;

（8） Other powers conferred by shareholders.

Article 16 A company shall not have a board of supervisors, but a supervisor.

(1) Method of generation: It shall be appointed by the shareholders, but senior managers such as executive directors, managers and treasurers may not concurrently act as supervisors.

Name of supervisor: Qiu Zhihong.

(iii) Mandate:

（1） Check company finances;

（2）To supervise the conduct of executive directors and other senior managers in carrying out the duties of the company, and to make recommendations for the removal of senior managers such as executive directors who violate laws, administrative regulations, articles of association or decisions of shareholders;

（3）When the actions of senior managers such as executive directors harm the interests of the company, senior managers such as executive directors are required to correct them.

（4）Propose proposals to shareholders;

（5）In accordance with the provisions of Article 152 of the Company Law, the executive director and other senior management personnel to file a lawsuit;

（6）The supervisor attended all kinds of meetings of the company.

(4) Duration of each term of office: three years, the term of office expires, may be renewed or appointed separately.

Chapter VII Legal Representative of the Company

Article 17 The position and name of the legal representative of a company: Yu Ze, executive director and manager.Article 18 the legal representative of a company shall be appointed by the shareholders.

Article 19 The legal representative of a company shall exercise the following functions and powers:

(1) to express the meaning of the company to the outside world;

(2) to decide and deal with business other than those required by shareholders in the operation of the company;

(3) to be approved by shareholders or executive directors to sign relevant documents.

Chapter VIII Trade Union Organizations

Article 20 Employees of an enterprise shall have the right to establish grass-roots trade union organizations and carry out trade union activities in accordance with the provisions of the Trade Union Law of the people's Republic of China.

Article 21 The enterprise trade union represents the interests of the staff

and workers, expresses the will of the staff and workers, protects the legitimate rights and interests of the staff and workers according to law, and mobilizes and organizes the staff and workers to promote the development of the enterprise.

Article 22 The main tasks of enterprise trade unions are: to organize workers and staff to participate in the democratic management and supervision of enterprises through the workers' congresses and other forms according to law; to help and guide workers and staff to sign labor contracts with their enterprises; to negotiate and sign collective contracts on behalf of workers and staff on an equal basis with enterprises; and to organize workers and staff

To carry out labor competitions and rationalization activities; to organize workers to learn cultural, technical and professional knowledge, to carry out healthy cultural and sports activities; and to assist enterprises in running collective welfare undertakings for workers and staff.

Article 23 Trade union representatives shall participate in the study of major issues in the management and development of enterprises, as well as in the discussion of issues concerning wages, welfare, labour safety and health, social insurance and other matters concerning the vital interests of workers and staff.

Chapter IX Financial, Accounting, Profit Distribution and Labor Employment System

Article 24 The company shall establish its own financial and accounting system in accordance with the laws, administrative regulations and the provisions of the competent financial department under the State Council, and shall make financial and accounting reports at the end of each fiscal year and be audited by the accounting firm in accordance with the law. and shall send the financial report made in accordance with the laws, administrative regulations and the provisions of the financial department of the State Council to the shareholders before March 31 of the following year.

Article 25 when a shareholder draws the company's after-tax profits for the current year ,10% of the profits shall be included in the company's statutory provident fund. If the company's statutory provident fund accumulates more than 50% of the company's registered capital, it may no longer be withdrawn. If the company's statutory provident fund is not enough to make up for the losses of the previous year, it shall first use the current year's profits to make up for the losses before drawing the provident fund.

Article 26 the property of a company is independent of the property of the shareholders themselves, otherwise it will be jointly and severally liable for the debts of the company.

Article 27 The labor employment system shall be implemented in accordance with the laws and regulations of the State and the relevant provisions of the labor department under the State Council.

Chapter X Business Term, Reasons for Dissolution and Liquidation Measures of the Company

Article 28 Business term: from 2020-11-04 to long term. The time shall be calculated from the date of approval by the registration authority.

Article 29 A company may be dissolved for the following reasons:

（1） The expiration of the business term stipulated in the articles of association;

（2） The shareholders decide to dissolve;

（3） Dissolution due to merger or division of the company;

（4） The business license shall be revoked or ordered to be closed or revoked according to law:

（5） Be dissolved by the people's court according to law.

Article 30 Liquidation measures: when a company is dissolved, a liquidation group shall be set up within 15 days to begin liquidation, and the members of the liquidation group shall be composed of shareholders.

Article 31 the liquidation group shall exercise the following functions and powers during liquidation:

（1） Clean up the company's property and prepare separate balance sheets and property lists;

（2） Notice, notice creditors;

（3） Deal with the outstanding business of the liquidation-related company;

（4） Payment of outstanding taxes and taxes incurred during liquidation;

（5） Clearing claims and debts;

（6） To dispose of the remaining property after the company pays off its debts;

（7） Represent the company in civil litigation activities.

Article 32 Members of the liquidation group shall be faithful to their duties, perform their liquidation obligations according to law, shall not use their functions and powers to accept bribes or other illegal income, and shall not encroach on the property of the company. If intentional or gross negligence causes losses to the company or creditors, they shall be liable for compensation.

(1) The liquidation group shall notify the creditors within 10 days from the date of its establishment and shall make a public announcement in the newspaper within 60 days. The creditor shall, within 30 days from the date of receipt of the notice and within 45 days from the date of announcement, declare its creditor's rights to the liquidation group.

(2) The liquidation group shall, after clearing the company's property and

drawing up a balance sheet and a list of assets, draw up a liquidation plan and report it to the shareholders or relevant competent authorities for confirmation.

(3) The company's property shall be distributed according to the proportion of the shareholders' contribution after paying the liquidation expenses, the wages of the employees, the social insurance expenses and the statutory compensation separately, paying the taxes owed and paying off the remaining property after the company's debts.

(4) After the liquidation of a company, the liquidation group shall prepare a liquidation report, report it to the shareholders' meeting or relevant authorities for confirmation, and report it to the company registration authority, apply for cancellation of the company registration, and announce the termination of the company.

CHAPTER XI OTHER MATTERS CONSIDERED BY Shareholders

Article 33 The company registration items shall be subject to the approval of the registration authority. If the registered items have changed, they shall go to the registration authority for change registration. Other matters not covered by these Articles

Implementation of the Company Law and related laws and regulations.

Article 34 These articles of association are in triplicate, shareholders one, company file one, report to the registration authority one.

Signature (seal) of shareholders:



Date of establishment :27 January 2021